Bruce C. Weaver
                             Quality Products, Inc.
                                560 Dublin Avenue
                            Columbus, Ohio 43215-2388



                                                              February 27, 1998


TO:               Murray Koppelman
                  Richard W. Cohen


Dear Murray and Richard:

 .  This letter will confirm that we have agreed as follows:

        1. You will refrain from exercising your conversion rights under your 6% convertible Notes at least until March 6, 1998.

          2. In consideration for your agreement above, Quality Products, Inc. will agree to give at least 10 business days written notice to each of you by FedEx and fax at your respective business addresses before attempting to pay any principal amount of your respective notes or before changing the March 10, 1998 record date for the meeting of stockholders.
                 The purpose of this is to give you 10 business days opportunity to convert your notes, before we could pay them and to permit you to vote the shares at the upcoming stockholders meeting if you desire.


                                                    Very truly yours,

                                                    QUALITY PRODUCTS, INC.


                                             By:/s/Bruce C. Weaver
                                                   ---------------------------
                                                   Bruce C. Weaver, President
READ AND AGREED:

/s/ Murray Koppelman
--------------------------
Murray Koppelman

/s/ Richard W. Cohen
--------------------------
Richard W. Cohen